Exhibit 10.5

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of January, 2009 by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and CAREN L. MASON, an individual (“Mason”).

BACKGROUND

A.            Mason currently serves as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors.  Pursuant to pre-existing and continuing employment and related understandings and agreements, Mason’s employment with the Company is “at will.”

B.            Mason previously advised the Company, and the Company has publicly announced, that Mason will retire from her employment with the Company effective June 1, 2009 (the “Retirement Date”).

C.            The Company and Mason are entering into this Agreement to confirm their understandings as to Mason’s employment prior to the Retirement Date and each party’s commitments and obligations on and after the Retirement Date.

AGREEMENT

1.             Employment.  The Company shall continue to employ Mason on a full-time basis, and Mason accepts such continued employment, upon and subject to the terms and conditions set forth herein.  Mason acknowledges and agrees that, as of March 1, 2009, Mason’s title will be changed to “Special Advisor to the Chief Executive Officer,” a position that will report to, and involve duties determined by, the Chief Executive Officer.  In such role, Mason agrees to make herself available for assignments and to dutifully complete such assignments to the best of her ability at such locations as reasonably designated by the Chief Executive Officer.  In connection with scheduling of assignments and travel, if any, in her role as Special Advisor to the Chief Executive Officer, the Company and Mason agree to schedule assignments with at least fourteen days notice and as mutually agreed.

Concurrently herewith, (a) the Employment Agreement between the Company and Mason dated August 20, 2004, as amended (the “Superseded Employment Agreement”), shall automatically become void and superseded in its entirety by this Agreement (except for those provisions of the Superseded Employment Agreement that are expressly incorporated herein by reference pursuant to Section 5 hereof), and (b) the term of the Agreement Re: Change in Control between the Company and Mason dated August 20, 2004, as amended (the “CIC Agreement”), shall automatically expire (after which the CIC Agreement will be of no force or effect).  For the avoidance of doubt, (x) except as expressly provided herein, Mason shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason and (y) that certain Indemnification Agreement dated August 18, 2005 between the Company and Mason shall continue in full force and effect pursuant to its terms.

2.             Term.  Pursuant to the Retirement/Resignation attached hereto as Exhibit A, which Mason has executed and delivered concurrently with this Agreement, (a) Mason will automatically cease to be a member of the Company’s Board of Directors on March 1, 2009, and (b) the term of Mason’s employment shall continue until, and then automatically terminate, on June 1, 2009, unless earlier terminated.

3.             Employment Compensation.  Until March 1, 2009, Mason’s base salary shall continue at the same level as in effect as of the date of this Agreement.  Effective March 1, 2009, Mason’s base salary shall automatically be reduced to $10,000 per month (i.e., March, April, May), less applicable withholdings and subject to the Company’s payroll policies.

Mason’s employee benefits shall continue until June 1, 2009 at the same levels as are in effect as of the date of this Agreement; provided, however, that Mason shall not receive any further grants of equity incentive awards nor shall she be eligible to participate in any bonus plans applicable to fiscal year 2009 or any year thereafter.  Mason shall, however, remain eligible to receive a bonus under the Company’s existing 2008 cash incentive bonus plan if and to the extent that (a) an allocation is made to Mason by the Board of Directors or the Compensation Committee of the Board of Directors, (b) the relevant performance metrics are achieved, and (c) Mason remains employed by the Company through the earlier of (1) the payment date of the 2008 bonus, if any, or (2) the Retirement Date.

4.             Releases.  On each of (a) the date hereof, and (b) a date of Mason’s choice between May 1, 2009 and May 11, 2009 inclusive, and as a material condition to Mason’s receipt of the benefits set forth in Section 6 hereof, Mason shall execute and deliver to the Company (and thereafter not revoke) a Release in the form attached hereto as Exhibit B.  (For avoidance of doubt, the parties acknowledge and agree that Mason’s failure to deliver (and not thereafter revoke) either executed Release in the time period specified above shall result in no further vesting of Mason’s equity awards after the date of this Agreement.)

5.             Mason’s Acknowledgements and Obligations.  As a material condition to Mason’s receipt of the benefits set forth in Section 6 hereof, Mason acknowledges and reaffirms Section 5 (At Will Employment), Section 6(f) (re: IRC Section 409A), Section 7 (Inventions), Section 8 (Nondisclosure of Confidential Information), Section 9 (Return of Materials at Termination) and Section 10 (Non-Solicitation) of the Superseded Employment Agreement, which provisions are incorporated herein by reference and shall survive the termination of Mason’s employment.

6.             Vesting of Equity Awards.  The vesting of equity awards (restricted stock and options) held by Mason shall not be accelerated.  Such equity awards shall, during Mason’s continuing employment, continue to vest and be governed in accordance with the applicable equity incentive plan and specific equity award grant documentation.  All equity awards held by Mason at the time of the termination of her employment shall also be handled in accordance with the applicable equity incentives plans and grant documentation.

7.             Early Resignation or Termination.  In the event that Mason either (a) voluntarily resigns her employment with an effective date prior to the Retirement Date, or (b) is terminated by the Company with “Cause” (as defined below), Mason shall not be entitled to the payments or vesting benefits described in Section 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Mason through the date of employment termination.  The Company shall thereafter have no further obligations to Mason under this Agreement.

In the event that Mason is terminated by the Company without “Cause” (as defined below), provided that Mason executes and delivers to the Company within seven (7) calendar days after such termination (and thereafter does not revoke) a Release in the form attached hereto as Exhibit B, Mason shall be entitled to receive the following severance payments and benefits:  (i) a lump-sum payment equal to the remaining amount of base salary that Mason would have received if the term of this Agreement had continued until June 1, 2009, less applicable withholdings, payable within thirty (30) days from the date of termination, (ii) the employee benefits described in the second paragraph of Section 3 hereof through June 1, 2009 and (iii) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Mason’s employment continued through June 1, 2009.

For purposes hereof, “Cause” shall be limited to the following:  (1) fraud; (2)  personal dishonesty involving money or property of the Company or that results in material harm to the Company; (3) Mason’s willful misconduct that is materially injurious to the Company; (4) a serious breach of a fiduciary duty to the Company involving personal profit; (5) Mason’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Mason’s willful and continued neglect of duties (other than any such failure resulting from her incapacity because of physical or mental illness); or (7) Mason’s material breach of this Agreement; provided, however, that unsatisfactory job performance shall not be considered Cause for termination of Mason’s employment by the Company.  Mason shall be afforded a reasonable opportunity to cure any willful neglect of her duties and any other alleged material breach of this Agreement, according to the following terms.  The Company’s Board of Directors shall give Mason written notice stating with reasonable specificity the nature of the circumstances determined by the Board of Directors in good faith to constitute willful neglect or other material breach, and that failure to cure or correct such circumstances or breach will result in termination of employment for “Cause” under this Agreement.  Mason shall have thirty (30) days from her receipt of such notice to cure such circumstances or such breach if such breach is reasonably susceptible of cure.  If, in the reasonable good faith judgment of the Board of Directors, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily cured within such thirty (30) day period, such neglect of duties or material breach shall thereupon constitute “Cause.”

8.             Confidentiality of Business and Legal Information.  Mason acknowledges that the Company holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Mason in her position as an officer of the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company and the various phases of its business, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Mason’s knowledge by virtue of her employment with the Company (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Mason agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges.  Mason further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity any Confidential Trade Secret, Proprietary and Legal Information, other than the Company, its employees, Directors and representatives.  In that regard, Mason expressly acknowledges that she has not disclosed (other than to the Company, its employees, Directors and representatives) any Confidential Trade Secret, Proprietary and Legal Information.  Mason specifically agrees that she will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company, its employees, Directors and representatives).  Mason further represents and warrants that, on the last day of her employment, she will have returned to the Company all property and documents of the Company, whether kept electronically or in hard copy form and will have retained no copies thereof.  This Section supplements the obligations of Mason contained in Section 5 hereof.

9.             Miscellaneous.

a.             Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Mason’s residence in the case of Mason or to its principal office in the case of the Company.

b.             Arbitration.  Any dispute arising out of this Agreement shall be resolved exclusively by final and binding arbitration, before a single arbitrator, in San Diego, California pursuant to the rules of JAMS.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.  In the event any party to this Agreement initiates any arbitration action or proceeding in connection with enforcement of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs and attorney’s fees from the non-prevailing party.

c.             Waiver.  The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.  No waiver shall be valid unless in writing and executed by the party to be charged therewith.

d.             Severability/Modification.  In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

e.             Assignment.  This Agreement may not be assigned by Mason.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

f.              Amendment.  This instrument may not be amended except by an agreement in writing signed by both parties.

g.             Governing Law and Jurisdiction.  This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California.  The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.

h.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one in the same Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

“COMPANY”
QUIDEL CORPORATION

By:	/s/ Mark A. Pulido
	Name:	Mark A. Pulido
	Title:	Chairman of the Board of Directors

“MASON”
CAREN L. MASON

By:	/s/ Caren L. Mason
Caren L. Mason

EXHIBIT A

Date:	January 16, 2009

To:	Board of Directors
Quidel Corporation

From:	Caren L. Mason

Subject:	Retirement/Resignation

This letter is to confirm my resignation as a Director and President and Chief Executive Officer of Quidel Corporation (the “Company”), effective as of March 1, 2009, together with all other employment, Director and trustee positions held with the Company or any of its subsidiaries or with their respective employee plans (except for my continued employment as Special Advisor to the Chief Executive Officer, from which position I confirm my resignation as of June 1, 2009).

This letter is also to confirm that my resignation is not a result of any disagreement with the Company as to the Company’s operations, policies or practices.

/s/ Caren L. Mason
Caren L. Mason

EXHIBIT B

GENERAL RELEASE

In consideration of the agreement by Quidel Corporation (the “Company”)  to provide certain benefits to Caren L. Mason (“Mason”), Mason hereby gives the following General Release effective on                       , 2009.

1.             Release of Claims.  Mason hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and persons from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys’ fees, including those arising out of or in connection with Mason’s employment with and consulting services for the Company and/or the termination thereof.  (All such charges, complaints, etc. are collectively referred to herein as “Claims.”)  The Claims irrevocably and unconditionally released, acquitted and forever discharged include, for example and without limitation, Claims arising under the federal Age Discrimination in Employment Act of 1967, which prohibits discrimination on the basis of age, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, and common law employment and wrongful discharge claims.

The Claims irrevocably and unconditionally released, acquitted and forever discharged by Mason extend to all such Claims by Mason against any and all of the current and former owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, parents, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, parents, subsidiaries and affiliates) of the Company and all other persons acting by, through, under or in concert with any of them.  (All such persons and entities, as well as the Company are collectively referred to herein as the “Releasees”).  The Claims irrevocably and unconditionally released, acquitted and forever discharged herein by Mason also extend to all Claims which Mason now has, owns or holds, or contends to have, own or hold or which Mason at any time heretofore had, owned or held or contended to hold against any of the Releasees.  Mason represents that she has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein.  This General Release (a) shall not affect any Claims that Mason may have which arise solely after the effective date of this General Release, (b) shall not apply to any of the Company’s obligations under that certain Retirement Agreement dated as of January 16, 2009 (the “Agreement”), (c) shall not apply to any of the Company’s obligations under that certain Indemnification Agreement dated as of August 18, 2005 (the “Indemnification Agreement”) and (d) shall not serve as a release of any claims that cannot be released as a matter of law, including but not limited to indemnification under the California Labor Code.

2.             Release of Unknown and Unsuspected Claims.  For the purpose of implementing a full and complete release and discharge of the Releasees, Mason expressly acknowledges that this General Release is intended to include in its effect, without limitation, all Claims (as defined above) which Mason does not know or suspect to exist in her favor at the time of execution hereof, and this General Release contemplates the extinguishment of any and all such Claims.  In this regard, Mason expressly waives the provisions of Section 1542 of the California Civil Code, which state:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Furthermore, Mason hereby expressly waives and relinquishes any rights and benefits she may have under other statutes or common law principles of similar effect.  Mason understands that the facts under which she gives this full and complete release and discharge of the Releasees may hereafter prove to be different than now known or believed by her and Mason hereby accepts and assumes the risk thereof and agrees that her full and complete release and discharge of Releasees shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

3.             No Complaint, Charge or Lawsuit Pending.  Mason represents that she has not filed with any governmental agency or court any complaint, charge or lawsuit against any of the Releasees involving any Claims released herein, and that, except as otherwise permitted by law, she will not do so at any time hereafter; provided, however, this paragraph shall not limit Mason from filing an action for the purpose of enforcing her rights under the Agreement or the Indemnification Agreement or from filing a charge or complaint of discrimination with the EEOC.

4.             Severability.  The provisions of this General Release are severable, and if any part of this General Release is found unenforceable, invalid or illegal, the other parts of this General Release shall remain fully valid and enforceable.

5.             Governing Law.  This General Release and any dispute concerning the validity, interpretation or breach of any term or condition hereof shall be construed and interpreted under and in conformance with the laws of the State of California applicable to contracts negotiated and to be fully performed in the State of California.

6.             Arbitration.  Any dispute concerning the validity, interpretation or breach of this General Release or any term or condition hereof or any dispute concerning the Claims released herein shall be resolved exclusively by final and binding arbitration as provided in Section 9(b) of the Agreement.  Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction.  This General Release shall be admissible in any proceeding to enforce its terms.

7.             Construction.  Mason has had ample opportunity to make suggestions or changes to the terms and language of this General Release and agrees that principles of contract construction against the drafter shall have no application hereto.  Mason agrees that this General Release should be construed fairly and not in favor of or against Mason or the Company as the drafter.

8.             Waiting Period and Right of Revocation.  Mason hereby releases Releasees from any and all claims for age discrimination, whether under state or federal law.  Mason understands that pursuant to federal law, Mason has the right to review this General Release for a full twenty-one (21) calendar day period before executing the same, and that Mason has the right to revoke this General Release in its entirety at any time within seven (7) calendar days after executing the same and that this General Release is not effective until such seven (7) day revocation period has expired.  Mason acknowledges her right to consult with her attorney prior to signing this General Release, and that she has been advised to consult with her attorney prior to such signing.

9.             Full Understanding of Terms.  Mason represents and agrees that she fully understands her right to discuss all aspects of this General Release with her private attorney; that to the extent, if any, she desires, she has availed herself of this right; that she has carefully read and fully understands all of the provisions of this General Release; and that she is voluntarily entering into it.

IN WITNESS WHEREOF, Mason and the Company acknowledge agreement with the foregoing by their signatures set forth below.

CAREN L. MASON

By:
Caren L. Mason

QUIDEL CORPORATION

By:
	Name:	Robert J. Bujarski
	Title:	Senior Vice President, General
Counsel and Corporate Secretary